                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
/X/  Definitive Proxy Statement                      Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


                              DH Technology, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

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

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF

                              DH TECHNOLOGY, INC.

To All Shareholders:

     The 1996 Annual Meeting of the Shareholders of DH Technology, Inc. (the "Company") will be held at the Sheraton Hotel West Tower on Harbor Island, San Diego, California 92101 on April 30, 1996 at 10:00 a.m., to act on the following matters:

     (1) To elect five persons to the Company's Board of Directors;

     (2) To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the current fiscal year; and

     (3) To act on such other matters as may properly come before the meeting or any adjournment(s) thereof.

     In accordance with the Company's Bylaws, the Board of Directors has fixed the close of business on March 4, 1996 as the record date for the determination of shareholders entitled to notice of, and to vote at, this meeting or any adjournment(s) thereof. The stock transfer books will not be closed. Your attention is directed to the enclosed Proxy Statement setting forth information regarding the matters to be acted upon at the meeting. You are cordially invited to attend the meeting in person.

Dated: March 25, 1996

                                          By Order of the Board of Directors of
                                          DH TECHNOLOGY, INC.

                                          By: James A. Cole, Secretary

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
PROXY STATEMENT FOR 1996 ANNUAL MEETING OF SHAREHOLDERS
  INFORMATION CONCERNING SOLICITATION AND VOTING......................................    1
  General.............................................................................    1
  Record Date and Shares Outstanding..................................................    1
  Revocability of Proxies.............................................................    1
  Voting and Solicitation.............................................................    1
  Quorum; Abstentions; Broker Non-Votes...............................................    1
  Deadline for Receipt of Shareholder Proposals for 1997 Annual Meeting...............    2
PROPOSAL NO. 1 -- ELECTION OF DIRECTORS...............................................    2
  Nominees and Vote Required..........................................................    2
  Board Meetings and Committees.......................................................    3
  Compensation of Directors...........................................................    3
PROPOSAL NO. 2 -- RATIFICATION OF INDEPENDENT AUDITORS................................    4
  Vote Required.......................................................................    4
EXECUTIVE COMPENSATION................................................................    5
  Executive Compensation Tables.......................................................    5
  Option Grants in Last Fiscal Year...................................................    5
  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values...    6
  Employment Agreement and Change-in-Control Arrangements.............................    6
  Report of the Compensation Committee................................................    6
  Compensation Committee Interlocks and Insider Participation.........................    8
COMPANY PERFORMANCE -- COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN................    8
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT........................    9
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934..................   10
OTHER MATTERS.........................................................................   10

                              DH TECHNOLOGY, INC.

            PROXY STATEMENT FOR 1996 ANNUAL MEETING OF SHAREHOLDERS
                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed Proxy is solicited on behalf of the Board of Directors of DH Technology, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on April 30, 1996 at 10:00 a.m., local time, or at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Sheraton Hotel West Tower on Harbor Island, San Diego, California 92101. The Company's principal offices are located at 15070 Avenue of Science, San Diego, California 92128. The telephone number at that address is (619) 451-3485.

     These proxy solicitation materials were mailed on or about March 25, 1996 to all shareholders entitled to vote at the meeting.

RECORD DATE AND SHARES OUTSTANDING

     Shareholders of record at the close of business on March 4, 1996 are entitled to notice of and to vote at the meeting. At the record date, 7,921,965 shares of the Company's Common Stock (the "Common Stock") were issued and outstanding.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attn:
Corporate Secretary) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

VOTING AND SOLICITATION

     Every shareholder voting at the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit, provided that votes cannot be cast for more than five candidates. However, no shareholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate the shareholder's votes. On all other matters, each share has one vote.

     The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, telefax or telegram.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR", "AGAINST" or "ABSTAIN" on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares "represented and voting" at the Annual Meeting (the "Votes Cast") with respect to such matter.

     While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

     Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the proposal on which the broker has expressly not voted. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

     An automated system administered by the Company's transfer agent will be used to tabulate proxies. Tabulated proxies will be transmitted to an employee of the Company who will serve as inspector of elections.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company's 1997 Annual Meeting of Shareholders must be received by the Company no later than November 17, 1996 in order to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

NOMINEES AND VOTE REQUIRED

     A board of five (5) directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the five nominees named below, all of whom are presently directors of the Company. In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting of Shareholders, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The five nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under California law. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until a successor has been elected and qualified.

     The names of the nominees, and certain information about them as of the record date, are set forth below.

                                                                         DIRECTOR
    NAME OF NOMINEE      AGE              PRINCIPAL OCCUPATION            SINCE
-----------------------  ---     --------------------------------------  --------
William J. Bowers        67      Private Investor                          1990
William H. Gibbs         52      President, Chief Executive Officer and    1985
                                   Chairman of the Board of Directors
                                   of the Company
Bruce G. Klaas           63      Private Investor and Attorney             1983
Don M. Lyle              56      Independent Consultant                    1992
George M. Ryan           74      Private Investor                          1983

     Mr. Bowers was Chief Executive Officer and Chairman of MSI Data Corporation, a data collection company, for more than five years prior to 1988. He retired from that position in 1988 and is now a private investor. Mr. Bowers is also a director of Quality Systems, Inc.

     Mr. Gibbs has been the President and Chief Executive Officer of the Company since November 1985 and became Chairman of the Board of Directors of the Company in February 1987. From August 1983 until

November 1985, he held various positions, including those of President and Chief Operating Officer, with Computer and Communications Technology, a supplier of rigid disc magnetic recording heads to the peripheral equipment segment of the computer industry.

     Mr. Klaas is a private investor and a patent lawyer. He has been of counsel to the law firm of Klaas, Law, O'Meara and Malkin, P.C., Denver, Colorado, the Company's patent counsel, since December 1990, when he retired from the active practice of law. Prior to that date he was a partner in a predecessor law firm, Klaas & Law, for 15 years.

     Mr. Lyle has been an independent consultant since 1983 to a number of technology-based companies in the United States, Europe and Japan. From 1984 through 1987, Mr. Lyle was President and Chief Executive Officer of Data Electronics, Inc. Mr. Lyle is also a director of Emulex Network Systems.

     Mr. Ryan is a private investor.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of four meetings during 1995. No director attended fewer than 75% of such meetings or of committee meetings held while such director was a member of the Board or of a committee.

     The Board of Directors has a Nominating Committee, an Audit Committee and a Compensation Committee.

     The Nominating Committee recommends new members for the Company's Board of Directors. The Committee consists of William J. Bowers and William H. Gibbs. Thus far, the functions of the Nominating Committee have been performed by the Board of Directors. The Nominating Committee held no meetings in 1995.

     The Audit Committee recommends engagement of the Company's independent auditors, approves services performed by such auditors and reviews and evaluates the Company's accounting system and its system of internal accounting controls. This Committee, consisting of George M. Ryan and William J. Bowers, held one meeting during 1995.

     The Compensation Committee reviews and administers the compensation of the officers of the Company and administers the Company's 1992 Stock Plan and, to the extent necessary with respect to outstanding options, the Company's 1983 Incentive Stock Option Plan. This Committee, currently consisting of Bruce G. Klaas and Don M. Lyle, held two meetings during 1995.

COMPENSATION OF DIRECTORS

  Retainer and Meeting Fees

     All non-employee directors received a $6,000 annual retainer plus $1,250 for each Board of Directors meeting attended and for each committee meeting which did not occur on a regularly scheduled date.

  Director Warrant Plan

     The Company's Director Warrant Plan (the "Warrant Plan") was adopted in December 1985 by the Board of Directors and approved by the shareholders in April 1986 for the purpose of issuing Common Stock Purchase Warrants (the "Warrants") to directors of the Company who are otherwise ineligible under the Company's stock option programs. A total of 225,000 shares of Common Stock is reserved for issuance under the Warrant Plan. Under the Warrant Plan as currently in effect, each non-employee director automatically receives a Warrant to purchase 15,000 shares of the Company's Common Stock upon first becoming a director (the "Initial Warrant") and each non-employee director automatically receives an additional Warrant to purchase 5,250 shares each year (the "Annual Warrant") beginning in the fifth year after the grant of such Initial Warrant. On August 14, 1995, grants of Annual Warrants to purchase 5,250 shares of the Company's Common Stock were made to Messrs. Bowers, Klaas and Ryan at an exercise price of $18.

     The exercise price of the Warrants granted under the Warrant Plan is equal to the fair market value of the Company's Common Stock on the date of the grant. Each Initial Warrant vests as to 1/48th of the shares subject thereto for each full calendar month after the date of grant that the holder of such Initial Warrant remains a member of the Board of Directors. Each Annual Warrant vests one year after the date of grant, subject to the holder of such Annual Warrant remaining a member of the Board of Directors during such one-year period. Initial Warrants and Annual Warrants may be exercised with respect to unvested shares if a repurchase agreement is executed between the warrantholder and the Company. The repurchase agreement grants the Company the right to repurchase unvested shares at the original purchase price in the event the warrantholder ceases to be a member of the Board of Directors. Warrants may be exercised within three months after the date the holder ceases to serve as a director and expire five years after grant. The Warrants are not transferable by their holders other than by will or laws of descent and may be exercised during the lifetime of the holder only by the holder. In the event of a change-in-control, all Warrants outstanding under the Warrant Plan will become fully vested as to all shares subject to the Warrant. A "change-in-control" is defined to include the following events:

     A. Any of the following that are approved by the requisite vote of the shareholders of the Company:

        1. a transaction or series of transactions occurring within three years resulting in more than 50% of the Company's voting stock being transferred to new shareholders;

        2. a transaction or series of transactions occurring within three years resulting in more than 50% of the assets of the Company being sold or disposed of; or

        3. a dissolution or liquidation of the Company, or a partial liquidation involving more than 50% of its assets;

     B. The acquisition of beneficial ownership by any person of more than 50% of the voting power of the outstanding capital stock of the Company; and

     C. A change in the majority of the members of the Board of Directors in a three-year period for reasons other than death, disability or voluntary resignation.

                                 PROPOSAL NO. 2

                      RATIFICATION OF INDEPENDENT AUDITORS

     Upon the recommendation of the Audit Committee and subject to the ratification by the shareholders, the Board of Directors appointed KPMG Peat Marwick LLP, independent public auditors to serve for the fiscal year ending December 31, 1996.

     The Board of Directors recommends that the shareholders vote for ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors to audit the financial statements for the Company for the year ending December 31, 1996. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

     Representatives of KPMG Peat Marwick LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

VOTE REQUIRED

     The affirmative vote of a majority of the Votes Cast will be required to ratify KPMG Peat Marwick LLP as the Company's independent auditors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION TABLES

     The following table shows the total compensation of (i) the Chief Executive Officer and (ii) all other executive officers of the Company who earned over $100,000 in salary and bonus in 1995 (together the "Named Executive Officers"), as well as the total compensation paid to each such individual for the Company's two previous fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM COMPENSATION
                                                                            ---------------------------------
                                           ANNUAL COMPENSATION                      AWARDS
                                -----------------------------------------   -----------------------   PAYOUTS
                                                                OTHER       RESTRICTED   SECURITIES   -------
                                                                ANNUAL        STOCK      UNDERLYING    LTIP      ALL OTHER
      NAME AND PRINCIPAL                SALARY     BONUS     COMPENSATION    AWARD(S)     OPTIONS     PAYOUTS   COMPENSATION
           POSITION             YEAR     ($)        ($)          ($)           ($)          (#)         ($)        ($)(1)
------------------------------  ----   --------   --------   ------------   ----------   ----------   -------   ------------
William H. Gibbs                1995   $274,998   $155,000          --            --       150,000        --       $1,524
  Chief Executive Officer       1994    257,986    138,000          --            --       150,000        --        1,357
                                1993    242,500    112,236          --            --       112,500        --        1,935
David T. Ledwell                1995    121,831     42,500          --            --        22,500        --        1,573
  Vice President & General      1994    115,283     31,000          --            --         7,500        --          982
  Manager of DHTech             1993    109,500     29,000          --            --         7,500        --        1,407
Richard L. Strautman            1995    100,670     13,000          --            --            --        --        1,689
  Vice President of             1994     96,780     18,000          --            --         3,750        --        1,025
  Marketing                     1993     92,112     17,000          --            --            --        --        1,189

---------------

(1) Represents payments of insurance premiums on behalf of the Named Executive Officers as well as, in 1993, a 15 share stock bonus granted to all employees.

     The following tables set forth certain information for the Named Executive Officers with respect to grants and exercises in 1995 of options to purchase Common Stock of the Company:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS(1)
                          -------------------------------------------------------     POTENTIAL REALIZABLE
                                            % OF TOTAL                               VALUE AT ASSUMED ANNUAL
                             NUMBER OF       OPTIONS                                  RATES OF STOCK PRICE
                            SECURITIES       GRANTED                                 APPRECIATION FOR OPTION
                            UNDERLYING     TO EMPLOYEES  EXERCISE OR                         TERM(3)
                          OPTIONS GRANTED   IN FISCAL     BASE PRICE   EXPIRATION   -------------------------
          NAME                  (#)          YEAR(2)        ($/SH)        DATE        5%($)          10%($)
------------------------- ---------------  ------------  ------------  ----------   ----------     ----------
William H. Gibbs.........     150,000         46.13%        $18.67       9/6/2003   $1,335,000     $3,220,500
David T. Ledwell.........      22,500           6.92         18.67       9/6/2003      200,250        483,075
Richard L. Strautman.....          --             --            --             --           --             --

---------------

(1) These options were granted pursuant to the 1992 Stock Plan. All options have eight year terms and vest at the rate of 25% of the total shares on each of the first four anniversaries of the date of grant, except for options granted to Mr. Gibbs which vest generally at a rate of 1/48 of the total shares each month from the date of grant. See also "Employment Agreement and Change in Control Arrangements."

(2) An aggregate of 403,200 options to purchase shares of Common Stock were granted to employees during 1995.

(3) Potential realizable value is based on an assumption that the stock price of Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the eight year option term. One share of stock purchased at $18.67 in 1995 would yield profits of $8.90 per share at 5% appreciation over eight years, or $21.47 per share at 10% appreciation over the same period. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES

                                                                  NUMBER OF
                                                            SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                               SHARES                        FISCAL YEAR END(#)         AT FISCAL YEAR END(1)($)
                             ACQUIRED ON      VALUE      ---------------------------   ---------------------------
           NAME              EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------  -----------   -----------   -----------   -------------   -----------   -------------
William H. Gibbs...........        -0-            -0-      435,000        262,500       $7,281,550     $2,573,388
David T. Ledwell...........     11,250         98,231       19,688         36,562          331,258        349,984
Richard L. Strautman.......     15,938        185,525           --          2,813               --         37,507

---------------

(1) Market value of underlying securities at year-end minus the exercise price multiplied by the number of shares.

EMPLOYMENT AGREEMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company has an employment agreement with William H. Gibbs under which the Company has a continuing obligation to employ Mr. Gibbs. The employment agreement provides that Mr. Gibbs will receive a base salary determined annually by the Board of Directors, such salary in any event not to be less than $12,500 per month. Mr. Gibbs is also entitled to bonuses of up to 50% of his annual base salary based upon performance of the Company as set forth in the annual operating plan agreed to by the Board of Directors and Mr. Gibbs. In the event that Mr. Gibbs is terminated without cause, the Company is obligated to continue to pay Mr. Gibbs' salary until the earlier of (i) commencement of employment with a new employer or (ii) six months from the date of termination. In the event of termination due to resignation, for cause, disability or death, no severance pay will be due, but the Company will continue to pay for medical benefits in certain situations for periods not exceeding two years. In the event of a change-in-control, Mr. Gibbs may resign and have his resignation treated as a termination without cause. A change-in-control, for purposes of Mr. Gibbs' employment agreement, is defined to be (i) a merger or consolidation which has the result that voting securities of the Company are canceled, converted for cash or cash equivalents, securities of another entity or non-voting securities of the Company, (ii) a sale of the Company's assets, or (iii) securities representing more than 50% of the voting power of the Company are acquired by a person or entity.

     Vesting of all options held by officers under the 1992 Stock Plan of the Company is subject to the acceleration provisions thereof in the event of a change in control. Vesting of all options held by officers under the 1983 Incentive Stock Option Plan of the Company is subject to the acceleration provisions thereof in the event of a merger or consolidation.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors establishes the compensation plans and policies and the specific compensation levels for executive officers, and administers the Company's stock option plans.

  Compensation Policies

     There are three major elements of the Company's executive compensation program: base salaries, incentive bonuses and long-term stock options.

     The Compensation Committee reviews and approves the salaries of executive officers primarily by reference to data contained in the American Electronics Association (AEA) survey of executive compensation in the electronics industry. The Committee establishes base salaries that are within the range of salaries for persons holding positions of similar responsibility at comparably-sized technology companies. In addition, the Committee considers factors such as relative Company performance, the individual's past performance, his or her future potential and the individual's experience and ability as judged by the Committee. Effective July 1, 1995, the Compensation Committee approved base salary increases averaging approximately 4.6% for executive officers.

     Annual bonuses for executive officers are primarily based on the achievement of performance targets set forth in the Company's operating plan for the year. The annual cash bonus for executives other than the Chief Executive Officer, William H. Gibbs, is based on four elements: (i) pretax profits in relation to the Company's operating plan; (ii) the operating results of the businesses or functions reporting to the executive, (iii) achievement of specific, measurable objectives related to the executive's area of responsibilities, and (iv) a factor based on Mr. Gibbs' subjective judgment of the executive's performance. Bonus payments to executive officers other than Mr. Gibbs averaged approximately 25% of such officers' base salaries for 1995. The Committee believes this to be commensurate with overall performance against the objectives utilized in the executive bonus program.

     The Compensation Committee believes that stock options are an effective long-term compensation device in that they serve to align the interests of the executive officers with those of the shareholders and motivate officers to remain in the Company's employ. In determining stock option grants in 1995, the Committee considered ranges of options granted to executives at various levels in other companies and the relationship of such grants to the number of vested options then held. While this data was somewhat imprecise, the Compensation Committee felt comfortable that the ranges were reasonable. With this data in mind, the number of options granted to specific executive officers was determined by the subjective evaluation of Mr. Gibbs and the Committee of the executive's ability to influence the Company's long-term growth and profitability. All options are granted at the market price of the Common Stock on the date of grant. During 1995, the Compensation Committee granted options to purchase an aggregate of 112,500 shares of Common Stock to executive officers other than Mr. Gibbs.

  Compensation of Chief Executive Officer

     The Company has an employment agreement with Mr. Gibbs which provides that he will receive a base salary determined annually by the Board of Directors, in any event not to be less than $12,500 per month. The Compensation Committee believes that his total compensation (salary and bonus) should be heavily influenced by the performance of the Company. In establishing his base salary, the Committee also considers the salaries of chief executive officers of comparable companies and their performance, according to the AEA data referred to above. Effective July 1,1995, Mr. Gibbs' salary was increased by 7% to $285,000 per annum.

     Mr. Gibbs is also entitled to a bonus of up to 50% of his annual base salary. For more than three years Mr. Gibbs' annual cash bonus has been established as a direct function of the Company's pretax operating profit in relation to the approved operating plan for the fiscal year. In 1995, the Company achieved pretax operating profit that was approximately 106% of the Company's operating plan. Mr. Gibbs received a bonus of $155,000 for 1995, representing approximately 109% of his bonus target and approximately 54% of his base salary.

     Mr. Gibbs was granted options to purchase 150,000 shares in 1995. This amount was determined in the same manner as for the other executive officers, except that Mr. Gibbs did not participate in the determination of his option award. The Committee's subjective judgment of Mr. Gibbs' performance and of his overall value to the Company were very significant factors in the determination of his option grant.

  Deductibility of Executive Compensation

     The Internal Revenue Code limits the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers. For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on the date of exercise. Under the new legislation, the Company may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1 million or meets certain other conditions (such as shareholder approval). Based on the Company's current compensation plans and policies, the

Company and the Committee believe that, for the near future, there is little risk that the Company will lose any significant tax deduction for executive compensation.

Don M. Lyle, Member                                       Bruce G. Klaas, Member
of the Compensation Committee                      of the Compensation Committee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is composed of Don M. Lyle and Bruce G. Klaas who are non-employee directors with no interlocking relationships as defined by the Securities and Exchange Commission.

                              COMPANY PERFORMANCE

     The following graph shows a five-year comparison of cumulative total returns for the Company, the Nasdaq CRSP Total Return Index and the Nasdaq Computer Manufacturing Stock Index (both Nasdaq indices were prepared by the Center for Research in Securities Prices at the University of Chicago):

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN


                                              NASDAQ          NASDAQ
                                DHT          Comp. MFG     Total Return
                              -------        ---------     ------------
    1990....................  $100.00         $100.00        $100.00
    1991....................  $125.44         $139.90        $159.61
    1992....................  $182.25         $188.06        $185.19
    1993....................  $210.57         $178.23        $214.39
    1994....................  $286.73         $195.75        $207.37
    1995....................  $439.06         $308.17        $287.97


                   ASSUMES $100 INVESTED ON DECEMBER 31, 1990
                 TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the Common Stock owned on March 4, 1996 (except as otherwise specified) by (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) each of the Company's directors, (iii) Named Executive Officers (as defined in "Executive Compensation Tables" under Proposal No. 1), and (iv) all directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares, subject to community property laws.

                                                     AMOUNT AND NATURE
                 NAME AND ADDRESS OF                   OF BENEFICIAL       PERCENTAGE
                   BENEFICIAL OWNER                    OWNERSHIP(1)          OWNER
   ------------------------------------------------  -----------------     ----------
   Neuberger & Berman(2)...........................      1,007,240(3)         12.7%
     605 Third Avenue
     New York, New York 10158-3698
   Palisade Capital Management, L.L.C.(2)..........        552,000(4)          7.0%
     One Bridge Plaza, Suite 695
     Fort Lee, NJ 07024
   Wellington Management Company(2)................        450,200(5)          5.7%
     75 State Street
     Boston, Massachusetts 02109
   Entities affiliated with Brinson Holdings,
     Inc.(2).......................................        581,912(6)          7.3%
     209 South LaSalle
     Chicago, Illinois 60604-1295
   William H. Gibbs................................        497,381(1)(7)       5.9%
   William J. Bowers...............................          8,250(1)(7)        *
   Bruce G. Klaas..................................         28,500(1)(7)        *
   George M. Ryan..................................         23,250(1)(7)        *
   Don M. Lyle.....................................         15,000(1)(7)        *
   David T. Ledwell................................         35,640(1)(7)        *
   Richard L. Strautman............................            938(1)(7)        *
   All officers and directors as a group
     (9 persons)...................................        628,084(1)(8)       7.4%

---------------

  *  Less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding such option or warrant for computing the percentage ownership of such person, but are not treated as outstanding for computing the percentage of any other person.

 (2) Information is as of December 31, 1995, and is based on Schedule 13Gs filed with the Securities and Exchange Commission by the respective entities.

 (3) These shares are owned by clients of Neuberger and Berman ("N & B"), a registered investment advisor and broker/dealer. N & B shares voting power as to 261,600 shares, has sole voting power as to 505,440 shares and shares dispositive power as to 1,007,240 shares.

 (4) These shares are owned by clients of Palisade Capital Management, L.L.C. ("Palisade"), in its capacity as an investment advisor. Palisade has sole voting and dispositive power as to 552,000 shares.

 (5) These shares are owned by clients of Wellington Management Company ("WMC"), in its capacity as an investment advisor. WMC shares voting power as to 196,750 shares and dispositive power as to 450,200 shares.

 (6) Voting and dispositive power of these shares is shared with Swiss Bank Corporation, SBC Holding (U.S.A.), Inc., Brinson Partners, Inc., and, as to 153,441 shares, Brinson Trust Company.

 (7) Includes the following numbers of shares issuable upon exercise of options or warrants that are currently exercisable or exercisable within 60 days of March 4, 1996; William H. Gibbs: 477,189; William J. Bowers: 5,250; Bruce
     G. Klaas: 23,250; George M. Ryan: 23,250; Don M. Lyle: 15,000; David T.
     Ledwell: 28,125; and Richard Strautman: 938.

(8) Includes 8,250 shares issuable upon exercise of options or warrants that are currently exercisable or exercisable within 60 days of March 4, 1996.

                         COMPLIANCE WITH SECTION 16(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during the fiscal year ended December 31, 1995 (i) a delayed Form 3 filing was made by James A. Cole, and (ii) delayed Form 5 filings were made by William
H. Gibbs, David T. Ledwell, James A. Cole, and George M. Ryan; in each case with respect to a single transaction. Other than these delayed filings, again based solely on its review of copies of such forms received by it or written representations from certain reporting persons, the Company believes that all other filing requirements applicable to its officers, directors and ten percent shareholders were fulfilled.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

     It is important that your stock be represented at the meeting, regardless of the number of shares that you hold. You are, therefore, urged to execute and return the accompanying proxy in the envelope that has been enclosed, at your earliest convenience.

                                          The Board of Directors

                                          By: James A. Cole, Secretary

Dated: March 25, 1996

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                             DH TECHNOLOGY, INC.

                        ANNUAL MEETING OF SHAREHOLDERS
                                APRIL 30, 1996

        The undersigned hereby appoints William H. Gibbs and James A. Cole, or either of them, as proxyholders, each with the power to appoint his or her substitutes, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all the shares of common stock of DH Technology, Inc. held on record by the undersigned on March 4, 1996, at the 1996 Annual Meeting of Shareholders of DH Technology, Inc. to be held on
April 30, 1996, at 10:00 a.m. local time at the Sheraton Hotel, West Tower on Harbor Island, San Diego, California 92101, or at any adjournment thereof.

        THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING AND ANY ADJUSTMENTS THEREOF.


                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE




      PLEASE MARK YOUR
[X]   VOTES AS IN THIS
      EXAMPLE.

                              FOR      WITHHELD    Nominees: William J. Bowers
1.  ELECTION OF DIRECTORS:    [ ]        [ ]                 William M. Gibbs
                                                             Bruce G. Klaas
                                                             Don M. Lyle
                                                             George M. Ryan

For all nominees except as noted below:

--------------------------------------------------------------------------------

2.  PROPOSAL TO APPROVE THE APPOINTMENT OF KPMG          FOR  AGAINST  ABSTAIN
    PEAT MARWICK L.P. AS INDEPENDENT AUDITORS OF         [ ]    [ ]      [ ]
    THE CORPORATION

3.  IN THEIR DISCRETION THE PROXYHOLDERS ARE             [ ]    [ ]      [ ]
    AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS
    AS MAY PROPERLY COME BEFORE THE MEETING OR
    ANY ADJOURNMENT(S) THEREOF.
                                                          MARK HERE FOR
                                                         ADDRESS CHANGE  [ ]
                                                         AND NOTE BELOW

WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AS SAID PROXYHOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


SIGNATURE:               DATE           SIGNATURE:              DATE
          --------------     -----------          --------------     -----------
NOTE: (This Proxy should be marked, dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as a community property both should sign.)